EXHIBIT 3.3

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF BRIGHT MOUNTAIN HOLDINGS, INC.

Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned, being the Chief Financial Officer of Bright Mountain Holdings, Inc. (hereinafter the “Corporation”), a Florida corporation, does hereby certify as follows:

FIRST:  The Articles of Incorporation of the Corporation were filed with the Secretary of State of Florida on June 16, 2010 (Document No. P10000050881), as amended on July 26, 2010, as Amended and Restated on October 6, 2011 and as Amended and Restated on March 11, 2013 (collectively, the “Articles of Incorporation”).

SECOND:  The first paragraph of Article IV of the Articles of Incorporation is hereby further amended as follows:

The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Forty-four Million (344,000,000) shares, consisting of (a) Three Hundred Twenty-four Million (324,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (b) Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

THIRD: That at the effective time of this amendment, each share of Common Stock of the Corporation issued and outstanding as of the record date set by the Corporation’s Board of Directors shall be subject to a 1.8 for one (1) forward split (the “Forward Stock Split”) with all fractional shares rounded to the nearest whole share. Such Forward Stock Split shall not affect (i) the number of authorized shares of the Corporation’s Common Stock except as herein specified, or (ii) the par value of the Corporation’s common stock which shall remain $0.01 per share, or (iii) the number of authorized shares of Preferred Stock or the par value of those shares.

FOURTH:  That the record date for the Forward Stock Split shall be June 26, 2013.

FIFTH:  The effective time of these Articles of Amendment to the Articles of Incorporation is close of business on June 27, 2013.

FIFTH: The foregoing amendment was adopted on June 27, 2013, by the Board of Directors of the Corporation pursuant to Section 607.10025 of the Florida Business Corporation Act and no consent of the Corporation’s shareholders was required inasmuch as a result of this amendment, the rights or preferences of the holders of any outstanding calls or series will not be adversely affected, and the percentage of authorized shares remaining unissued after the stock split will not exceed the percentage of authorized shares that was unissued before the stock split.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation this 3rd day of July 2013.

BRIGHT MOUNTAIN HOLDINGS, INC.

By:	/s/ Annette Casacci
Annette Casacci, Chief Financial Officer